Exhibit 10.1 Big Jim Agreement dated May 10, 1979

AGREEMENT

THIS AGREEMENT is made and entered into as of the  10th day of May, 1979 by and between the following parties:

BULLION MONARCH COMPANY, a Utah corporation (BULLION); POLAR RESOURCES CO., a Nevada corporation (POLAR);

UNIVERSAL GAS (MONTANA), INC., a Montana corporation, and UNIVERSAL EXPLORATIONS, LTD., a Canadian corporation (UNIVERSAL);

CAMSELL RIVER INVESTMENTS, LTD., a Canadian corporation (CAMSELL);

LAMBERT MANAGEMENT LTD., a Canadian corporation (LAMBERT) and

ELTEL HOLDINGS LTD., a Canadian corporation (ELTEL);

W I T N E S S E T H:

WHEREAS the parties hereto would all profit from the mining of and production of certain mining properties located in the Lynn Mining District, Eureka County, Nevada, more fully described in Exhibit A-l attached hereto and incorporated herein by reference, hereinafter collectively referred to as the "Subject Property;" and

WHEREAS the parties have interest in exploring a wider range of mineral properties in which the Subject Property is embedded, hereinafter referred to as the "Area of Interest," more fully described in Exhibit A-2 attached hereto and incorporated herein by reference; and

WHEREAS the parties hereto are desirous of developing the Subject Property's mineral potential by building adequate milling facilities and developing a mine ("the Project"); and

WHEREAS BULLION purports to own a royalty interest in and to the Subject Property as is more fully set forth in Exhibit A-1;

WHEREAS POLAR purports to own a 100% interest in and to part of the Subject Property as is more fully set forth in Exhibit subject to possible outstanding interests and royalties, purports to own a 100% interest in and to other portions of the Subject Property as is more fully set forth in Exhibit A-1, and has under a lease and Option a 77½% interest to other portions of the Subject Property; and

WHEREAS CAMSELL, LAMBERT and ELTEL are interrelated organizations acting in concert as to the Subject Property, collectively being referred to hereinafter as "CAMSELL" unless specifically referred to otherwise, and have invested monies in the development of the Subject Property to date, their interest and relationship to the Project being governed by that certain Letter Agreement with Polar dated March 14, 1979, as amended by the letters of March 16,1979, April 6, 1979 and April 10, 1979, attached thereto, all attached hereto as Exhibit B; and

WHEREAS UNIVERSAL GAS (MONTANA), INC. is presently financing further development of the mining and production potential of the Subject Property, primarily for the production of precious metals basically under the terms of that certain Agreement with POLAR dated March 14, 1979 attached hereto as Exhibit C; and

WHEREAS UNIVERSAL EXPLORATIONS, LTD. is prepared and able to guarantee the financial obligations of UNIVERSAL GAS (MONTANA) INC. contained herein, both corporations wil1 be collectively referred to as UNIVERSAL herein with the understanding amongst the parties hereto that UNIVERSAL GAS (MONTANA), INC. will be the active participant referred to as UNIVERSAL while any reference to UNIVERSAL EXPLORATIONS, LTD. under the collective term UNIVERSAL speaks only to its financial backing of the UNIVERSAL obligations recited herein;

NOW THEREFORE, in consideration of the conditions, covenants, promises, obligations, payments and agreements herein contained, the parties agree as follows:

                                  1.          SOLE AGREEMENT: That as between the parties hereto this Agreement shall be the sole and only agreement governing the ownership, operations and payment from the Subject Property, canceling, revoking, rescinding and terminating any and all other deeds, conveyances, contracts or agreements between the parties hereto, or any combination thereof, affecting the Subject Property, except any agreement that may exist between CAMSELL, LAMBERT and ELTEL as to investment in Subject Property development and divisions of proceeds received there from, and except any agreement, contract or deed specifically preserved by the terms hereof. Should the terms of any agreement, letter agreement or other document or understanding preserved by specific reference herein be in conflict with this Agreement the terms of this Agreement shall control.

2.          OWNERSHIP OF SUBJECT PROPERTY: That as between the parties hereto it is understood and agreed that the ownership of the Subject Property as presently constituted is as set forth in Exhibit A-1 attached hereto, subject only to the terms and conditions of this Agreement specifically referred to herein. In addition, it is understood, agreed and warranted amongst the parties hereto that except for agreements, deeds and other documents specifically mentioned herein that none of the parties hereto, individually, in combination or collectively, have conveyed or encumbered the Subject Property.

A.

Simultaneously herewith, BULLION shall execute and deliver a Grant Deed to UNIVERSAL conveying all of its right, title and interest in the Subject Property to UNIVERSAL. Such interest of BULLION conveyed to UNIVERSAL shall be subject to the payment provisions of Paragraph 4, infra.

B.

 Simultaneously herewith, POLAR shall execute and de-liver a Grant Deed to UNIVERSAL conveying all of its right, title and interest in the Subject Property to UNIVERSAL, subject to the terms and conditions of the `arch 14, 1979 POLAR - UNIVERSAL, Agreement.

C.

Simultaneously herewith, CAMSEEL shall execute and deliver a Quitclaim Deed to UNIVERSAL conveying and quitclaiming all of its right, title and interest in the Subject Property to UNIVERSAL.

D.

At all times pertinent hereto, UNIVERSAL shall have the right to pledge or otherwise hypothecate the titles to any persons, or the whole of, the Subject Property for the purpose of obtaining financing for development of the Subject Property, except that no more than a total of FIFTY PERCENT (50%) of the then current market value of such property shall be so hypothecated or encumbered. At the time, under the March 14, 1979 Agreement, Exhibit C, UNIVERSAL reaches the "earning point", its conveyance to POLAR of 50% interest shall be unencumbered.

3.            UNIVERSAL AS OPERATOR: That on March 14, 1979 POLAR and UNIVERSAL entered into an Agreement, a copy of which is attached hereto as Exhibit C and incorporated herein by reference, whereby UNIVERSAL, under the terms and conditions thereof, was to become the sole and only operator of the mineral production from the Subject Property as of March 1, 1979, and that all of the parties hereto agree to the terms of said Agreement allowing UNIVERSAL the sole and only control over further development and production from the Subject Property pursuant to the March 14, 1979 Agreement and ratify the same as if they had been signatory thereto.

                                   4.            PAYMENTS TO BULLION:

A. Commencing May 1, 1979, UNIVERSAL shall pay to BULLION an advance minimum royalty of $2,500.00 each and every month through October 1979 or until gross production sales from the Subject Property have reached the amount of $62,500.00 per month, whichever comes first.

B. Commencing on November 1, 1979, UNIVERSAL  shall pay to BULLION an advance minimum royalty of $5,000.00 each and every month until gross production sales from the Subject Property has reached The amount of $125,000.00 per month, or until Bullion has received  an aggregate of $25O,000.00 under these subparagraphs,  A and B

C. BULLION shall receive a FOUR PERCENT (4%) gross smelter return from production from the Subject Property (based on 100% operating' interest in UNIVERSAL, otherwise prorated) until BULLION has received an aggregate of $500,000.00 under these subparagraphs, A, B and C.

D. Thereafter BULLION shall receive a TWO PERCENT (2%) gross smelter return royalty from production from the Subject Property (based on 100% operating interest in UNIVERSAL, otherwise prorated) until BULLION has received an aggregate of $1,000,000.00 under these subparagraphs, A, B, C and D.

E. Thereafter BULLION shall receive a ONE PERCENT (1%) gross smelter return royalty from production from the Subject Property (based on 100% operating interest in UNIVERSAL, otherwise prorated).

Gross smelter return," as used above, shall mean the amount of earned revenues, as used in accordance with generally accepted accounting principles, payable to UNIVERSAL by any smelter or other purchaser of metals, ores, minerals or mineral substances, or concentrates produced therefrom for products mined from the Subject Property.

Upon SIXTY (60) days' written notice by BULLION to UNIVERSAL, BULLION may elect to take any monthly production royalty in kind but will be totally responsible for all loading and transportation and the costs thereof. BULLION agrees not to materially interfere with UNIVERSAL'S operations should it elect to receive payment in kind, and will hold all the remaining parties hereto harmless from its actions in loading and transporting the in kind payments.

All advance royalty payments shall be due on the first day of each month and production royalties shall be due no later than FORTY-FIVE (45) days after the date payment for production sales is received by UNIVERSAL.

                                  5.           OBLIGATIONS OF BULLION AND POLAR: BULLION and POLAR shall assume and retain all obligations that they have independently incurred by virtue of their activities on and for the Subject Property prior to the date of this Agreement and, in particular, BULLION, shall assume and retain the obligation of that certain Deed of Trust made in favor of Ira J. Jaffee, Trustee, as Beneficiary, recorded in the Official Records of Eureka County, Nevada, 'Book 41, Page 362. At all times pertinent hereto, UNIVERSAL shall have the unqualified right to direct any and all funds due BULLION or POLAR hereunder to remove any obligations of BULLION or POLAR, respectively, secured by the Subject Property, or any portion thereof, and such will be credited toward the payment schedule due BULLION or POLAR. See Paragraph 4, supra.

                                  6.            PURCHASE OF BULLION'S INTEREST: That at the time BULLION has received an aggregate of $1,000,000.00 under the terms and conditions of Paragraph 4, supra, BULLION will have been deemed to have sold and UNIVERSAL and POLAR deemed to have purchased all of Bullion's rich, title and interest in the Subject Property (50% each, subject to the terms and conditions of the Marc: 14, 1979 Agreement, Exhibit C) and forever relieving UNIVERSAL and POLAR from any contractual commitment to BULLION by virtue of UNIVERSAL or POLAR's actions or operations on the Subject Property, save and except for the ONE PERCENT (l% gross smelter return royalty from production from the Subject Property (based on 100% operating interest in UNIVERSAL, otherwise prorated) set forth in Paragraph 4 (E) , supra. At...that time, UNIVERSAL and POLAR will execute and deliver to BULLION a Royalty deed forever evidencing such royalty interest,' ONE-HALF PERCENT (1/2%) being chargeable each against UNIVERSAL and POLAR.

                                  7.            DEFAULT OF OBLIGATIONS TO BULLION: If, at any time, UNIVERSAL is in default of its payment obligations to BULLION, BULLION, upon FORTY-FIVE (45) days' written notice to all of the parties hereto, may terminate this Agreement and demand that UNIVERSAL execute and deliver to BULLION a Quitclaim Deed of all of its right, title and interest to that portion of the then Subject Property that is specifically listed in Exhibit A attached hereto, but not the additional properties added to the Subject Property list subsequent to the date of this Agreement. During the notice period, UNIVERSAL, or any other party hereto not BULLION, or anyone on their behalf, may pay such obligation to BULLION and cure such default.

                                  8.             PRODUCTION EXPENSE OVERRUN: Pursuant to the terms of the Letter Agreement between POLAR and CAMSELL dated March 14, Exhibit B, POLAR and CAMSELL agree to share in cost overruns incurred by UNIVERSAL in bringing the Project into production should UNIVERSAL's initial development costs prior to production exceed ONE MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 ($1,250,000.00), or should UNIVERSAL's initial development costs and production costs exceed $1,250,000.00 at any time after production commences but production expenses exceed production payments or revenues.

The parties agree to share in cost overruns in excess of $1,250,000.00 commitment of UNIVERSAL in the following percentage

UNIVERSAL                   50%

POLAR-CAMSELL        50%

Except as herein outlined, the terms, conditions and penalties for cost overruns and the non-participation in such overruns are governed by Clause 10(D), Schedule B, POLAR - UNIVERSAL Agreement of March 14, 1979.

9.

DIVISION OF PROCEEDS: The proceeds of production shall be governed by the terms of this Agreement only (except for the CAMSELL, LAMBERT and ELTEL arrangements). As operator under the March 14, 1979 Agreement (see Paragraph 3, supra), UNIVERSAL shall have the right to pay all normal operating and production expenses, including insurance and taxes (excepting income taxes accruing to the individual parties hereto, but specifically including net proceed of mine taxes, real and personal property taxes associated with mining and income taxes accruing to the venture), pursuant to normal and usual accounting practices and the terms of the March 14, 1979 Agreement from production payments received. In addition, UNIVERSAL shall be able to treat as production expenses and deduct from production payments received all rentals, advance royalties and production royalties paid to BULLION, the Poulsen Group and any others. The amounts received from products produced from the Subject (production payments) less the production expenses, as defined herein and in the March 14, 1979 Agreement between POLAR and UNIVERSAL, shall be the net production receipts.

As between the parties hereto, the net production receipts shall be divided as follows:

         A.    BULLION: none, being only entitled to the payments set forth above in Paragraph 4;

          B.    UNIVERSAL: FIFTY PERCENT (50%); and

          C.   POLAR, CAMSELL: FIFTY PERCENT (50%), pursuant to that Letter Agreement between POLAR and              CAMSELL dated March 14, 1979, Exhibit B.

Nothing herein shall be construed as prohibiting POLAR CAMSELL from taking their interest in kind provided that they give UNIVERSAL SIXTY (60). days' written notice of such election. POLAR CAMSELL will be totally responsible for all loading and transportation and the costs thereof. POLAR-CAMSELL will not materially interfere with UNIVERSAL's operations should it elect to receive payment in kind and will hold all the remaining parties hereto harmless from its actions in loading and transporting the in kind payments. It is understood and agreed that all such in kind payments are net, after deduction of the proportionate amount of mini and operation costs.

                                      10.               TERMINATION BY UNIVERSAL: UNIVERSAL's participation in the Project is governed by the terms and conditions of the POLAR - UNIVERSAL Agreement of March 14, 1979, Exhibit C, except as specifically modified herein. Upon fulfilling its obligations thereunder, UNIVERSAL has the right to terminate its position as Project Operator and to terminate its further participation in Project development and expenses thereof. Such termination is governed by the terms and conditions of the March 14, 1979 UNIVERSAL - POLAR Agreement and, in particular, Schedule B attached thereto.

                                       11.             ADDITIONAL PROPERTY ACQUISITIONS: UNIVERSAL,, as operator, shall have the exclusive right to acquire additional mineral properties within the Area of Interest on behalf of the parties hereto, be such acquisition by virtue of the rights and privileges under the 1872 Mining Law, or the leasing or purchase of private lands and minerals, or unpatented mining claims. All parties hereto agree to immediately quitclaim and assign to UNIVERSAL any and all other real property or interest in such that they may have within the Area of Interest, Exhibit A-2, as of the date of this Agreement, subjecting the same to the terms and conditions of this Agreement, excepting any interest of BULLION in and to those properties presently being worked by Western States Minerals (Pancana).

Upon acquiring such properties within the Area of Interest, UNIVERSAL shall offer to include such into the Subject Property upon payment by POLAR-CAMSELL of FIFTY PERCENT (50%) of all acquisition costs incurred in acquiring such properties. Acquisition costs shall include, but are not limited to, purchase price, rental fees, real estate finder's commissions, legal fees, closing costs, title examinations, appraisal fees and costs incurred by UNIVERSAL in otherwise evaluating the property to be acquired.

Should POLAR-CAMSELL reject such offer or fail to pay or reach agreement for paying such acquisition on cost within FORTY-FIVE (45) days of such offer by UNIVERSAL, then such properties within the Area of Interest shall not become part of the Subject Property as they apply POLAR-CAMSELL and will remain the sole property of UNIVERSAL without any obligations

POLAR-CAMSELL , but subject to the royalty interest of BULLION.

However, should POLAR accept such offer and pay or reach an agreement with UNIVERSAL for paying such acquisitions costs, the newly acquired properties shall become part of the Subject Property and will be treated thereafter under the terms of this Agreement pertaining to the Subject Property.

                               12.                    POULSEN LEASE AND OPTION: The parties hereto recognize the Lease and Option of POLAR with the Poulsens, a copy of which is attached hereto as Exhibit D. UNIVERSAL shall make all payments due thereunder and shall credit such as a development or production expense.

While under Lease, the Paulsen properties shall be, and are, part of the Subject Property, however, at any time, UNIVERSAL may elect to exercise the purchase option. Upon doing so, UNIVERSAL shall offer such to POLAR-CAMSELL under the terms of Paragraph 12, supra. Failure of POLAR-CAMSELL to participate in the acquisition (purchase   shall remove such properties from Subject Property status as the same applies to POLAR-CAMSELL.

                              13.                     TERM: The term of this Agreement, as it affects the continuing contractual relationships between the parties hereto is for a period of NINETY-NINE (99) years commencing on the date hereof, unless sooner terminated, surrendered or forfeited

                               14.                     TITLE PERFECTION: The parties hereto recognize that title to the Subject property, or portions thereof, may contain certain imperfections, clouds thereon or outstanding interests that may require acquisition, clearing or otherwise perfecting.  UNIVERSAL shall, in its discretion, seek out such imperfections and cure the same. All expenses incurred by UNIVERSAL in investigating title to the Subject Property from March 1, 1979, and curing imperfections or acquiring outstanding interests in the same shall be treated as a development or production expense by UNIVERSAL pursuant to the March 14, 1979 POLAR - UNIVERSAL Agreement.

                               15.                     INSPECTION, RECORDS: At all times pertinent hereto, the non-operating parties shall have the right to reasonable inspection of the Subject Property and all geological and production records upon giving FIVE (5) days' written notice to UNIVERSAL. Such inspection shall be at the Subject Property or at any offices of UNIVERSAL in the Elko-Carlin, Nevada area. Personal inquiry by the parties hereto directly to UNIVERSAL shall be made only to the following UNIVERSAL officers and employees, and no others:

Joseph A. Mercier Dan Mercier Don Hargrove

or their nominees.

           Monthly, or the monthly anniversary of this Agreement, UNIVERSAL shall prepare and deliver to the parties hereto a summary report of development on the Subject property, including building construction, geological finds, etc., and setting forth production and development expenditures.

16.

NOTICES

All notices - fired herein shall be writing by certified or registered mail, (United States or Canada, as the case may be), return receipt requested for the Canadian equivalent of such service;, to the addresses listed below. Service of such notice is to be deemed accomplished as of the date of mailing:

BULLION MONARCH COMPANY

Attention: R. D. Morris

Henderson Bank Building

Elko, NV

89801

UNIVERSAL GAS (MONTANA), INC.

Attention: Joe Mercier, President

640 8th Avenue, S. W.

Calgary, Alberta CANADA T2P 1G7

With a copy to: UNIVERSAL GAS (MONTANA), INC.

Attention: John C. Miller, Esq.

Blohm Building, Suite 201

Elko, NV 89801

POLAR RESOURCES CO. Attention: C. Warren Hunt

1119 Sydenham Road, S. W.

Calgary, Alberta CANADA T2T OT5

CAMSELL RIVER INVESTMENTS

Attention: K. H. Lambert 808 Home Oil Tower

324 8th Avenue, S. W.

Calgary, Alberta CANADA T2P 2Z2

LAMBERT MANAGEMENT LTD.

Attention: K. H. Lambert

808 Home Oil Tower 324 8th Avenue, S. W.

Calgary, Alberta CANADA T2P 2Z2

ELTEL HOLDINGS LTD. Attention: K. H. Lambert

808 Home Oil Tower 324 8th Avenue, S. W.

Calgary, Alberta CANADA T2P 2Z2

17.

RECORDATION: This Agreement may be recorded into the Official Records either Eureka County or Elko County, Nevada or both, by any one of the parties hereto.

18.

BINDING EFFECT: The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

19.              ASSIGNABILITY: The respective positions and interests of the parties hereto shall be freely assignable except that such assignment shall not be binding on or affect the remaining parties hereto in any manner, unless and until such assignment is noted in writing to UNIVERSAL, or any successor Operator.

IN WITNESS WHEREOF, the parties hereto set their hands as of the day and year first above written.

BULLION MONARCH COMPANY, a Utah corporation

BY:/s/

TITLE:

POLAR RESOURCES CO., a Nevada corporation

BY: /s/

UNIVERSAL GAS (MONT .CIA) , INC. a Montana corporation

BY:/s/

TITLE:

CAMSELL RIVER INVESTMENTS, a Canadian corporation

By:/s/K H Lambert

TITLE: President

LAMBERT MANAGEMENT LTD., a Canadian corporation

  By:/s/K H Lambert

Title: President

ELTEL HOLDINGS LTD., A Canadian corporation

By:/s/K H Lambert

Title Director & Secretary

UNIVERSAL EXPLORATIONS, LTD. a Canadian corporation

By:/s/

Title:

STATE OF NEVADA                      )

SS.

COUNTY OF                                     )

On May 10,1979, personally appeared before John C. Miller, a Notary Public,, a duly qualified and officer of/BULLION MONARCH COMPANY, who acknowledged to that he executed the above instrument in that capacity.

NOTARY PUBLIC'

JOHN C. MILLER

                                               )

                                               )ss

COUNTY OF                       )

On May 10, 1979, personally appeared before me, a Notary Public, duly qualified and acting officer of POLAR RESOURCES CO., who acknowledged to me that he executed the above instrument in that capacity.

/s/

NOTARY PUBLIC

                                                                   )

                                                                   )SS

COUNTY OF                                           )

On  May 10

, 1979, personally appeared, before me, a Notary Public, a duly qualified and acting officer of UNIVERSAL GAS (MONTANA), INC., who acknowledged to me that he executed the above instrument in that capacity

COUNTY OF

On May 10, 1979, personally appeared before me, a Notary Public, a duly qualified and acting officer of CAMSELL RIVER INVESTMENTS, who acknowledged to me that me that he executed the above instrument in that capacity.

/s/NOTARY PUBLIC

AFFIDAVIT OF EXECUTION

I Susan Lee Nicholl of the City of Calgary, in the Province of Alberta, make oath and say that:

1.

I was personally present and did see Mr. C. Warren Hunt named in the within or in annexed instrument who is personally known to me to be the person named therein, duly signed and executed the same for the purposes named therein.

2.

That the same was executed at the City of Calgary, in the Province of Alberta and that I am the subscribing witness thereto.

3.

That I know the said Mr. C. Warren Hunt and he is, in my belief, of the full age of twenty-one years.

/S/Susan Lee Nicholl

SWORN BEFORE ME AT THE CITY OF CALGARY, IN THE PROVINCE OF ALBERTA, THIS 1st DAY OF JUNE, 1979

                                              )

SS.

COUNTY OF                       )

On May , 1979, personal1 appeared before me, a Notary Public, qualified and acting officer of LAMBERT MANAGEMENT LTC., acknowledged to me that he executed the above instrument in that capacity.

                                                                           )

SS.

COUNTY OF                                                  )

On May 10, 1979, personally appeared before me, a Notary Public, a duly qualified and acting officer of ELTEL HOLDINGS LTD., who acknowledged to me that he executed the above instrument in that capacity.

COUNTY OF

On May 10, 1979 personally appeared before me, a Notary Public, a duly qualified acting officer of UNIVERSAL EXPLORATIONS, LTD., who acknowledged to me that he executed the above instrument in that capcity.

EXHIBIT A-2 AREA OF INTEREST

All those lands contained in the Sections and Townships listed below approximately encompassing the area EIGHT (8) miles in a northerly direction, EIGHT (8) miles in a southerly direction, EIGHT (8) miles in an easterly direction and EIGHT (8) miles in a westerly direction from Section 10, Township 35 North, Range 50. East, M.D.B.&M., Eureka County, Nevada.

Township 34 North, Range 49 East Sections: 1-5, 8-17 and 20-24

Township 35 North, Range 49 East Sections: 1-5, 8-17, 20-29 and 32-36

Township 36 North, Range 49 East Sections: 1-5, 8-17, 20-29 and 32-36

Township 37 North, Range 49 East Sections: 32-36

Township 34 North, Range 50 East Sections: 1-24

Township 35 North, Range 50 East

Township 36 North, Range 50 East Sections: All

Township 37 North, Range 50 East Sections:

31-36 Range Sections: 3-10 and 15-22

Township 35 North, Range 51 East Sections:

3-10, 15-22 and 27-34

Township 36 North,Range 51 East

Sections: 10, 15-22 and 27-34 Township 37 North, Range 51 East

Sections:

31-34

EXHIBIT A-1 SUBJECT PROPERTY

The following described unpatented and patented mining claims generally located in Sections 1, 2, 10, 11 and 12 of Township 35 North, Range 50 East, M.D.B.&M., Lynn Mining District, Eureka County, Nevada:

Unpatented Claims

Polar

Bullion

Big Jim

100%

Royalty

Big Jim 1 to 31, inclusive

Cracker Jack

Cracker Jack 1 to 5, inclusive

Yellow Rose 6 to 21, inclusive

Polar 1 to 20, inclusive

Hill Top

Hill Top 1 to 2, inclusive

Hill Top Fractional

Hill Top 1 to 4 Fractional

"

Unity 1

Unity 2

"

Barg

Badger 1

Compromise 4 to 7, inclusive

Lamira

"

Paragon

"

Paragon 2 Paragon 4

Paragon Fractional

Patented Claims (Poulsen Lease and Option)

                     U.S. Patent #

      U.S. Survey #

 Polar

Bullion

Big Six No. 3

783757

4332

77 1/2%

Royalty

Holt

881735

4422

  "

   "

July

935874

4528

  "

   "

Great Divide

945439

4393

  ”

   "

Bald Eagle

046758

4527

  "

   "

LAMBERT MANAGEMENT LTD.

Telephone: (403) 233.0047  Telephone: (403)454-2

HOME OIL TOWER                                                                                            13716 - 101 AVENUE.

324 - 8 AVENUE S.W.                                                                               EDMONTON, ALBERT

CALGARY, ALBERTA                                                            CANADA T5NCJ7 CANADA T2P 279

March 14, 1979

Polar Resources Co.

1119 Sydenham Road, S. W. Calgary, Alberta

T2T OT5

Attention: Mr. Warren Hunt

Dear Sirs:

RE: Gold Claims Lynn Mining District   Eureka County, Nevada

As you are aware, since early 1976 Camsell River Investments Ltd. has entered into several agreements with you relating to the Bullion Monarch Company gold claims in Nevada and has also entered into agreements relating to the same properties with Bullion Monarch Company. As a result of these agreements, Camsell and its silent coventurers, Lambert Management Ltd. and Eltel Holdings Ltd. have advanced about 505,000,U.S. to you and $300,000. U.S. to Bullion Monarch Company and have expended a further $10,000. U.S. or so on drilling invoices and other expenses relating to the properties.

Our mutual files on this matter are extensive and the legal determination of the various agreements would undoubtedly take more time and effort to resolve than is Prudent, and the circumstances. We have always maintained that we do not wish to hamper your efforts to put the properties into production so long as an equitable arrangement can be cached between us.. Based on the proposed agreement you have negotiated with Universal Gas (Montana) Inc. (hereinafter called the "Mill Agreement") and our meetings and telephone conversations of March 10, 11, 12 and 13, we believe we have reached an agreement acceptable to you and the parties we represent. This agreement between you and the "Camsell Group" would enable Universal to obtain the interest it has bargained for in the Mill Agreement and would resolve our diverse interests in an amiable fashion.

The Agreement is as follows:

1)

All of the interests of any nature whatsoever of Polar Resources Co. and those of other parties represented by Polar Resources Co. (hereinafter called the "Polar Group") and all of the interests of any nature whatsoever of Camsell River Investments Ltd. and those of the parties represented by Camsell River Investments Ltd. (hereinafter called the "Camsell Group") in "The Mining Properties" as defined in the Mill Agreement shall be pooled and then reallocated 50% to Universal Gas (Montana) Inc. pursuant to the Mill Agreement and 50% collectively to the Polar Group and the Camsell Group (hereinafter called the "Polar-Camsell Group").

2)

The Camsell Group will receive 100% of the cash flow from the Polar-Camsell Group's 50% interest in the Mining Properties until the Camsell Group has received an amount equivalent to its expenditures relating to the Mining Properties before interest as established by independent audit. This amount is about $815,000 U.S.

3)

After the Camsell Group has received the amount indicated in paragraph 2 above, the Polar

Group will receive 100% of the cash flow from the Polar-Camsell Group's 50% interest in the Mining Properties until the Polar Group has received an amount equivalent to its expenditures relating to the Mining Properties before interest as established by independent audit. This amount is about $450,000. U.S.

4)

After the Polar Group has received the amount indicated in paragraph 3 above, the Polar Group and the Camsell group will split the cash flow from the Polar-Camsell Group’s 50% interest in the Mining Properties on a 50-50 basis until the Camsell Group has received an amount equivalent to the amount of interest the Camsell Group would have paid to its banker calculated on all Camsell Group advances to Polar Resources Co. and Bullion Monarch Company from the dates of advance at the Canadian Imperial Bank of Commerce prime rate from time to time plus 2% per annum, compounded semi annually.  Any cash received by the Camsell Group pursuant to this agreement would be credited to the “phantom bank account” on the date of receipt in order to determine the amount to be ultimately received by the Camsell Group pursuant to this paragraph 4.

5)

After the Camsell Group has received the amount calculated pursuant to paragraph 4 above, the Polar-Camsell Group's interests shall be divided and an undivided 30% of the interest shall be transferred to the Camsell Group and an undivided 70% shall be transferred to the Polar Group.

6)

Title to the Polar-Camsell Group's interest in the Mining Properties shall be held in trust by Polar Resources Co. pursuant to the terms of this Agreement and this Agreement and its successor shall be filed against the title to the Mining Properties in the appropriate offices in the state of Nevada. Polar shall deliver to the Camsell Group a legal opinion from a Nevada attorney stating that the terms and conditions of this Agreement are enforceable by the Camsell Group as against Polar Resources Co. and that the Camsell Group's interests have been adequately registered to protect its interests as against third parties.

7)

The proceeds Polar Resources Co. receives from Universal Gas (Montana) Inc. on the sale of the assets listed in the Mill Agreement shall be distributed as follows:

a)

The Polar Group shall receive 100% of the proceeds from the sale of assets acquired after December 31, 1976.

b)

The Camsell Group shall receive 80.4% of the proceeds from the sale of assets acquired prior to January 1, 1977 and the Polar Group shall receive the balance.

c)

Polar Resources Co. shall account to the Camsell Group for any assets held on December 31, 1976 which have been disposed of by Polar Resources Cc. subsequent to December 1, 1976 but prior to the execution of the Mill Agreement. The Camsell Group shall receive an amount equal to 80.4% of such disposition on proceeds from Polar Resources Co. and the source funds for such payment shall be the Polar Group's share of the proceeds of the sale of assets pursuant to the Mill Agreement.

8)

The Polar-Camsell Group recognizes a fee of $1,500. per month payable to Polar Resources Co. from the cash flow generated by the mill for the services of Warren Hunt from the date of commencement of milling operations and also recognizes the need to employ a full time representative at the mine as soon as gold production commences in meaningful amounts.

9)

In the event of cost overruns beyond the $1,250,000. U.S. stated in the Mill Agreement, the Polar-Camsell Group acknowledges that it  will be responsible for 50% of such Overruns. These overruns shall be allocated as between the Polar Group and the Camsell Group as follows:

a)

For exploration, mine development, and mine operation expenses on the Big Jim claims 24and 25 and for mill development expenses related to that mine, 50% shall be paid by the Polar Group and 50% shall be paid by the Camsell Group.

b)

For all other expenses 70% shall be paid by the Polar Group and 30% shall be paid by the Camsell Group.

10)

This Agreement is subject to the execution of the Mill Agreement and is subject to revision of the method contemplated in paragraph 1 to arrive at the interests outlined in paragraphs 2 3, 4 and 5 if subsequent investigation reveals that the tax consequences of such method are adverse. The intent is that the Agreement will be structured so as to minimize adverse tax implications in Canada and the United States for all parties concerned while at the same time arriving at the same distribution of cash flow from the Mining Properties;

11)

This Agreement shall be interpreted in accordance with the laws of the Province of Alberta.

12)

Each of the parties shall execute any further agreements required by legal counsel for any party to implement the terms or 'intent of this Agreement.

If you agree with the above terms and conditions se indicate your acceptance on the copy of this letter enclosed.

Yours very truly,

Lambert Management Ltd.

/s/K. H. Lambert

K. H. Lambert

President

Accepted the 15th day of March, 1979 Polar Resources Ltd.

/s/C. Warren Hunt President

Accepted this 14th day of March, 1979 Eltel Holdings Ltd.

/s/

K. H. Lambert Secretary

Accepted this 14th day of March, 1979

Camsel River Investments I

K.H. Lambert President

LAMBERT MANAGEMENT LTD.

Telephone: (403) 233-0047 808 HOME OIL TOWER 324 • 8 AVENUE S.W. CALGARY, ALBERTA CANADA T2P 2Z2

March 16, 1979

Polar Resources Co.

1119 Sydenham Road, S. W. Calgary, Alberta

T2T OT5

Attention: Mr. Warren Hunt

Dear Sirs:

RE: Gold Claims Lynn Mining District Eureka County, Nevada

Further to our letter of March 14, 1979 and the writer's meeting with your Messrs. Hunt and Ross Hamilton on March 14, 1979, we wish to confirm that the agreement contained in the said letter is amended by adding the following:

9.1(a)

Any funds advanced pursuant to sub paragraph 9(a) shall be repaid pro rata from the Polar-Camsell Group's first cash flow from the mill prior to the commencement of payments to the Camsell Group pursuant to paragraph 2.

9.1(b)

Any funds advanced pursuant to sub paragraph 9 (b) shall be repaid pro rata from the Polar-Camsell Group's cash flow from the mill after the obligations to the Camsell Group outlined in paragraph 1 have been satisfied.

9.2

The penalty provisions in the Mill agreement shall apply mutatis mutandis to the Polar Group and the Camsell Group in the event of a default by either Group on an obligation to advance further funds pursuant to paragraph °.

If you agree with the above additional terms and conditions please indicate your. acceptance on the copy of this letter enclosed.

Yours very truly,

                                                                                                                       Lambert Management Ltd.

                                                                                                                       /s/K. H. Lambert

                                                                                                                       K. H. Lambert

Attachment to:

Polar Resources Co. March 16, 1979

Accepted this

day of March, 1979 Polar Resources Co.

/s/C. Warren Hunt President

Accepted this 16th day of March, 1979 Eltel Holdings Ltd.

/s/K. H. Lambert

K. H. Lambert

Secretary

Accepted this 16th day of March, 1979

Camsel River Investments Ltd.

/s/K. H. Lambert

K. H. Lambert

President

POLAR RESOURCES CO.

1070 SILVER STREET

ELKO, NEVADA 89801

(702) 738.8712

April 6, 1979

K. H. Lambert

Lambert • Management Ltd. Se0e,

324 6th Ave. S.W. Calgary T2P 2Z2

Dear Sir:

Your letter of March 16 1979 is acknowledged and a copy returned herewith signed as requested.

In accordance with our telephone conversation this morning, in which the writer pointed out that clauses 7b and 7c of the letter agreement of March 14, 1979 were unduly broad in that they might he construed to include Polar's assets which had not been acquired by the joint venture nor in the period of the joint venture, April 1 - Nov. 30, 1976, the fo1lowing is proposed:

Clause 7 sub-clause b is amended so that the words " prior to Can. 1, 1977" are replaced by "between April 1, 1976 and November 30, 1976".

Clause 7 sub-clause c. The -Meaning of the word "assets" as used in this sub-clause is understood to mean properties and equipment acquired by the joint venture or charged by Polar to the joint venture so as to establish equity of contribution of the members of the joint  venture, that is to say, Polar resources Co. and Camsel River Investments Ltd".

I f the foregoing meet with your approval, kindly sign a copy hereof and return for our files.

Yours truly,

Po1ar Resources Co.

LAMBERT MANAGEMENT LTD.

Telephone: (403) 45.4-2i 13716. 101 AVENUE. EDMONTON. ALBER T 1 CANADA T5N 0J7

April 10, 1979

Polar Resources Co.

1119 Sydenham Road S.W. Calgary, Alberta

T2T OT5

ATTENTION: Mr. Warren C. Hunt Dear Sirs:

RE: Gold Claims Lynn Mining District Eureka County, Nevada

Further to your letter of April 6, 1979, we wish to confirm our agreement that clauses 7b and 7c of our letter agreement of March 14, 1979 have not been drafted to contemplate assets to be sold under the Mill Agreement. We agree that the language should be changed.

We are prepared to accept your suggested change for sub clause 7b provided that the 80.4% figure is changed to reflect the actual percentage of the total funds used by Polar between April 1st and November 30, 1976 which was injected by the Camsell Group. Your auditor could provide you with that percentage.

We accept your clarification of the word "assets" in sub clause 7c and would also suggest that the 80.4% figure used in sub clause 7c should be changed to the same percentage as will in subclause 7b.

If the foregoing meets with your approval, sign the enclosed copy of this letter and return it for our files.

Yours very truly,

LAMBERT MANAGEMENT LTD.

                                                                                                          K.H. Lambert President

Accepted this __day of April, 1979.

POLAR RESOURCES LTD.

PER:

MISSING LEASE AND AGREEMENT

This Missing Lease and Agreement (hereinafter called "Agreement"), made and entered into this 1st day of October, 2003, between Nevada Rae Gold, Inc., a Nevada corporation (hereinafter called "Lessee"), and Corporate Creditors Committee LLC, a, Utah limited liability company, c/o Garry McAllister, 1291 West 12800 South, Riverton, Utah 84605 Suite 102 (hereinafter called "Lessor"),

WITNESSETH:

For and in consideration of the sure of Ten Dollars ($10.00) in U.S. currency, paid by Lessee to Lessor, the payment obligations hereinafter stated, the covenants and agreements hereinafter expressed, and for other good and valuable consideration, the receipt and sufficiency of which are hereby admitted and acknowledged. Lessor does hereby grant, lease, demist, and let exclusively to Lessee the Four Hundred Forty Acres in Section 9, Township 29 North, Range 47 East, Mount Diablo Meridian, Bullion Mining District; Lander County, Nevada (hereinafter called the "Leased Premises") as more completely described at Exhibit "A," attached hereto and made a part hereof by reference, together with all gold, silver, platinum, palladium, and other precious and base metals, contained within the placers or gravels of the leased premises, with the exclusive right to prospect and explore for, mine by open pit methods, mill, prepare for market, store, sell and dispose of the same, and to use, occupy and disturb so much of the surface of the Leaned Premises as Lessee may determine to be useful, desirable or convenient for the exercise by Lessee of any and all of its rights hereunder. he the event Lessor acquires rights to any additional interests in the Leased Premises after the execution of this Agreement, all such additional interests shall be subject to this Agreement,

IN CONSIDERATION OF THE PREMISES, the parties hereby covenant and agree as .follows;

l .

Lessor Representations. Lessor warrants and represents that:

a.

Lessor is the legal and equitable owner in the Leased Premises;

b.

Lessor will correct any defect in the title to the Leased Premises, if any exists thereon;

c.

Lessor has not conveyed the Leased Premises and that the Leased Premises are not subject to any existing lease, subject to the terms of this Agreement retaining the rights to all hardrock mineralization in or on the property;

d.

The undersigned representatives of Lessor have the authority to bind the and by their signature hereon, This Agreement is binding upon Lessor.

e.

2• Preservation of Title. Lessor will do anything lawfully within Lessor's power to protect and defend the Leased Premises against the claims and demands of all persons claiming the whole or any party thereof.

3.

Lesser Interest. In the event Lessor owns less than the entire, undivided interests in the Leased Premises; all sums paid by Lessee to Lessor hereunder shall be prorated to the actual interests.

4.

Title and Geological Examination, Upon the execution of this Agreement, Lessor agrees to famish Lessee all abet-acne of title, title opinions, status reports, other title papers, geological, geotechnical, geophysical, and engineering data as it has in its possession or control. Lessor agrees at its cost to attempt to cure any title defects to the satisfaction of Lessee. In the case Lessor is entitled to geologic information from prior Lessees, and if that information is not in the possession of Lessor, then Lessor hereby empowers Lessee as its agent to receive or otherwise obtain said information.

5.

Lease Term. The term of this Agreement shall begin with the date hereof and shall continue to and until the tenth anniversary of such date, but subject to earlier termination as herein provided.

6.

Advance Rental. Until this Agreement is sooner terminated, Lessee shall pay to Lessor Advance Rentals according to the following schedule:

Seven Thousand Five Hundred ($7,500.00) dollars upon the execution of this Agreement for the first year commencing the date of this Agreement and ending on the first anniversary thereof.

Commencing with the first anniversary of this Agreement and ending on the fifth anniversary of this Agreement, the then Advance Rental shall increase Twenty-Five Hundred ($2,500) dollars until the annual Advance Rental is Twenty Thousand ($2.0,000.00) dollars. Commencing with the fifth anniversary of this Agreement through the ninth anniversary of this Agreement, the annual Advance Rental shall be Twenty Thousand ($20,000.00) dollars. The Advance Rental after the initial amount shall be due on the anniversary date of this Agreement commencing with the first anniversary and ending with the ninth anniversary thereof Payments of the Advance Rental received within fifteen calendar days of the anniversary due date; will be deemed timely made.

The Advance Rental payments payable to Lessor pursuant to this paragraph shall be credited to and recoverable from Production Rental payments payable by Lessee to Lessor, as provided below. Said right of recovery shall apply to the first such Production Rental payment accruing and shall continue thereafter until Lessee has recovered the full amount of previously paid Advance Rental payments.

7.

Renewal Option. At Lessee's option, this Agreement maybe extended for an additional term of ten (10) years. During such additional term, the annual Advance Rental shall be $20,000, payable in advance as provided in Section 6. Provided this Agreement is not earlier terminated, Lessee shall give written notice to Lessor its intent to exercise this option not less than ninety (90) days prior to the end of the initial lease term for the Leased Premises under this Agreement.

8.

Production Rental, In addition to the Advance Rental, but subject to the set-off provided in Section 6, Lessee shall pay to Lessor a Production Rental of the greater of either four (4%) percent of the net smelter royalty (net ore value processed by Lessor, less production costs thereof, but excluding general administration costs) or fifty cents ($.50) per yard of material processed by the Lessee. Rental, payments are due and shall be paid within twenty (20) days of the end of the month in which the production occurred. Such payments shall be accompanied by a statement summarizing the computation of the yardage processed.

9.

Removal, Stockpiling and Commingling of Ores. Lessee is hereby granted the right to mine or remove from the Leased Premises any ores, wastes, water or other materials existing therein or thereon, through or by means of shafts or openings which may be sunk or made upon adjoining or nearby property controlled by Lessee, and may stockpile any ores, waste or other materials and/or concentrated products of ores or materials from the Leased Premises upon stockpile grounds situated upon any such adjoining or nearby property; and Lessee may use the Leased Premises and any part thereof, any shads, openings, and stockpile grounds, sunk or made thereon for the mining, removal and/or stockpiling of any ores, waste, water and other materials and/or concentrated products of ores or materials from any such adjoining or nearby property, or for any purpose or purposes connected therewith, not, however, preventing or interfering with the mining or removal of ore from the Leased Premises.

Lessee may commingle ore from the Leased Premises with ore from other properties, either before or after concentration or beneficiation so long as the data to determine the weight, both of the placers or gravels removed from the Property and of other placers or gravels to be commingled, are obtained by Lessee. Lessee shall use that weight and data to allocate the rentals from the commingled placers or gravels that was removed from, the Leased Premises. All such weight and allocation calculations by Lessee shall be done in a manner recognized by the mining industry as practical and sufficient.

10.

Accounts and Records; Inspection by Lessor, Lessee shall keep accurate books of account showing the transactions and operations pertaining to computation of the payments due Lessors and records related to Lessor's workings and shall permit Lessor's qualified representative to examine such books and records, at commercially reasonable times and hours, upon ten (10) days written notice. Lessee shall furnish Lessor with Thil, true and accurate information in response to any commercially reasonable request in regard to the mining operations pertaining to computation of pays eats due Lessor or of Lessee's work.

Lessee's record of all mining operations on the Leased Premises shall be available for Lessor's inspection, and Lessor may enter the mine workings on the Leased Premises at all reasonable times for inspection thereof, but Lessor shell so enter at his own risk and shall indemnify the hold Lessee harmless against and from any damage, loss or liability by reason of injury to Lessor or his agents or representatives while on the Leased Premises or in said mine workings. Lessor agrees that such inspection shall not unreasonably or unnecessarily hinder, interrupt, or otherwise interfere with Lessee's operations upon the Leased Premises,

11.

Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns. Lessor may assign his rights under this Agreement, in whole or in part at any time, and shall give notice of such assignment to Lessee. Lessee may assign this Agreement to an affiliated company upon written notice to Lessor, and Lessee may assign this Agreement at any time to any other; party upon five (5) days prior written notice to Lessor.

Changes in the ownership of the Leased Premises or the rights to receive rentals hereunder occurring after delivery of this Agreement shall not be binding on Lessee until it shall receive written notice of such change, together with a certified copy or photographic copy of the recorded documents reflecting such change. No change or division in the ownership of the Leased Premises or rentals hereafter accomplished shall operate to enlarge the obligations or diminish the rights of Lessee hereunder.

12.

Termination by Lessor. Should Lessee fail to perform any of his covenants and agreements under this Agreement,, the Lessor may, at its option, give Lessee notice of such default, specifying the nature and character thereof. Unless Lessee shall commence correction of the same in good faith within thirty (30) days after receipt of snob notice of those default cures capable of being commenced within thirty (30) days or commenced as soon as commercially reasonable in respect of cures of defaults only capable of being started after thirty (30) days, Lessor may, at its election, terminate this Agreement by giving notice of such election to Lessee, and all rights of Lessee hereunder shall be thereby terminated except the liability provisions of Sections 10 and 14 herein,

13.

Termination of Lessee. Lessee shall have the tight at WV time to terminate this Agreement as to any or all of the Leased Premises by giving thirty (30) days written notice of such election to Lessor. At the end of said thirty (10) day period, this Agreement shall terminate as to the Leased Premises, and all nuns -which may be due under this Agreement up to and including the effective date of termination as set forth in the said notice shall be settled and adjusted between the parties and, once finally settled, the parties hail be relieved of all further payment obligations hereunder and shall furnish to Lessor a recordable release of all his rights and interests under this Agreement, except for his right of removal of his personal property as provided in Section 13 below and the liability provisions of Sections 10 and 14 herein, in connection with the above adjustments, the annual Advance Rental shall not be adjusted for the period of the annual rental prior or after termination of this Agreement, but shall be the credit as provided under Section

14.

Liability. Lessee shall, at his sole expense, save, protect and hold harmless Lessor against any and all el .s or liability for injury to or death of person or for damages to property except as provided in Section 10 herein. Lessee shall be responsible for all obligations under this Agreement which have accrued to the effective date of surrender.

15.

Removal of Equipment. Lessee shall have the right at any time within one (1) year after the termination or expiration of this Agreement, or re1iregitishment and termination of Lessee's collateral rights as set forth herein, to remove all property, fixtures or structures erected or placed by Lessee on or in the Leased Premises. If not so removed, title to the property remaining thereafter shall revert to the Lessor.

16,

Geologic Data. Lessee shall provide Lessor within twenty (20) days after the termination of this Agreement any factual geologic or engineering data pining to the properties as developed by Lessee, its contractors, or agents,

17.

Liens. Lessee shall keep the Leased Premises free of all liens for labor or materials furnished to it in its operations hereunder, and will indemnify and save harmless Lessor against and from any damage, loss or liability by reason of any liens not removed. Lessee may contest the validity of any lien on the Leased Premises, and the same shall not be deemed a, default unless finally adjudicated to be valid and not discharged by Lessee.

Lessor will not cause or allow any liens, encumbrances or adverse claims to accrue against the Leased Premises, except such as may have been expressly subordinated to this Agreement; and in the event any lien or encumbrance shall hereafter accrue against the Leased. Premises by act or neglect of Lessor, then Lessee may, at Lessee's option, pay and discharge the same, and if Lessee elects so to do, Lessee may deduct the amount so paid from any Advance Rental Production Rentals or other payments hereunder, together with interest thereon at the prime rate as established by The Bank of New York in New York City, subject to the application of any Nevada usury statue.

18.

Notice. All notices hereunder shall be in writing and shall be deemed served when personally delivered or five calendar days after being mailed by registered or certified mail. Such mailed notices shall be addressed to Lessor as follows:

Corporate Creditors Committee LLC,

c/o Mr. Gary McAllister,

#102-1291 West 12800 South

Riverton, Utah 84605

and to Lessee as follows:

Nevada, Rae Gold, Inc.

141 Adelaide Street West, #1004 Toronto, Ontario

Canada MSN 3LS

Attention: President

Or to such different address as may from time to time be specified in writing by one party to the other,

19.

Construction, Gender-, and Number. Any -reference herein to "Lessee" skull be read as including Lessee and its heirs, successors and assigns. Any reference herein to "Lessor" shall be read as including Lessor and its heirs, successors, and assigns. "Lessor" and "Lessee" as used herein include the plural, if there are more than one, and reference to either in one gender includes the other and the plural when appropriate.

20.

Force Majeure. Whenever the time for Lessee's performance of any act hereunder is limited or must be performed by a. specified date or after notice and the performance thereof is hindered, prevented, or delayed in whole or is pare by any factors or circumstances beyond the reasonable control of the party obligated to perform such, including, but not limited to, acts of God, fire, storm, floods, earthquakes, landslides, washouts, strikes, material, supply or labor interruptions causing slowdowns in production, delivery, or transportation, hostage of railroad cars, insurrections, riots, or mob violence, civil disobedience, regulations, injunction, orders or requirements of say government, embargoes, war, whether similar or different; then the time for the performance of any such act or obligation shall be extended for a period equal to the eruct of such delay plus a reasonable time thereafter to overcome the effects of such delay,

21.

Reclamation. Lessee shall be liable for all reclamation necessary and arising from a Lessee's raining activities. Declamation work will be completed as soon as commercially reasonable and will be in accordance with all applicable state and federal regulations.

22.

Cooperation. Lessor and Lessee agree to cooperate with one another, to the full extent as is commercially reasonable for either of Them, at Lessee's expense, in connection with compliance with the a environmental, and U.S. Bureau of Land Management laws and regulations relating to Lessee's use and enjoyment of the Leased Premises and the benefits and obligations of this Agreement and in connection with any and all state permitting applications relating to the Leased Premises and to provide for the for the benefit of this Agreement.

23.

Choice of Law; Further Assurances; Caption. This Agreement, shall be governed by the laws of State of Nevada. Upon the written request of Lessee, Lessor agrees to furnish such additional formal assurance or other written documents in proper and recordable form, as may be reasonably necessary to carry out the intent, purposes, and terms of this Agreement. Captions appear in this Agreement only for convenient reference, and racy shall riot affect or define the meaning or scope of any provision of this Agreement.

24.

Memorandum of Agreement. Contemporaneously herewith,, Lessor and Lessee have executed and delivered a Memorandum of Mining .ease, This Memorandum way be recorded at the office of the Clerk and Recorder of Lander County, Nevada, by either party.

25.

Entire Agreement, This Agreement, and the Memorandum of Mining Lease contains the entire agreement by and between the parties hereto, and no oral agreement, promise, statement or representation which is not contained herein shall, be binding on either party. No amendment or modification of this Agreement shall become effective unless and until the same has been reduced to writing and duty signed and acknowledged by the party against whom enforcement at of any such change is sought.

26.

Binding Effect. Lessor agrees that Lessee, by paying The amounts  herein stated sail by performing and observing the several covenants herein contained, may peaceably hold and enjoy the Leased Premises and the rights herein grained, during the term hereof without any interference or interruption by Lessor, its representatives, or assigns. The covenants, terms and conditions of this Agreement shall run with the land and in all respects be binding on and inure to tine benefit of the successors and assigns of either of the parties hereto.

27.

Lode Mining Rights. This Agreement is subject to Lessors rights to explore, mine and process any lode or in place ore deposits located in or on leased property. If placer gravels have to be removed for mining or mining  purposes (or Lode ores), then placer gravels will be set aside by Lesser for processing by Lesser in a manner that is mutually acceptable to Lessee and Lessor.

IN WITNESS 'WHEREOF, the parties hereto have executed. this Agreement as of the day and year first written above.

LESSORS:

Corporate Creditors Committee, LLC

By:/s/Garry McCallister

Title: Mtg. member

LESSEE..

NEVADA RAE GOLD, INC.

By: /s/Mitchell Geisler

Name: Mitchell Geisler

Title: President

Endnotes

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Telephone: (40:

13716 - 101 AV EDMONTON,A

CANADA T5N

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Telephone: J403)233.0047 808 HOME OIL TOWER

8 AVENUE S.W. L LGARY.ALBERTA CANADA T2P27?

10-29-2004

03:24PM

FROM-

T-533

P.004/010

F-506

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03:25PM

FROM-

T-533

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F-508

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